Exhibit 3.417

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 11:30 AM 04/07/2003 030227458 – 3644835

CERTIFICATE OF FORMATION

OF

TIME WARNER CABLE INFORMATION SERVICES (NORTH CAROLINA), LLC

This Certificate of Formation of Time Warner Cable Information Services (North Carolina), LLC (the “Company”) is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.

1. The name of the Company is Time Warner Cable Information Services (North Carolina), LLC.

2. The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801. The name of the Company’s registered agent at such address is The Corporation Trust Company.

3. This Certificate of Formation shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has executed this Certificate of Formation this 1st day of April, 2003.

/s/ Gerald Campbell
Gerald Campbell
Senior Vice President, Time Warner Cable Inc., its Managing Member

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